Exhibit 10.124

PURCHASE AND SALE AGREEMENT

PLANO CORPORATE CENTER

2201 Plano Parkway

2301 Plano Parkway

Plano, Texas

BETWEEN

PCCP LINCOLN PLANO CORPORATE CENTER, L.P.

AS SELLER

AND

KBS CAPITAL ADVISORS LLC

AS PURCHASER

July 18, 2007

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5.	Representations and Warranties	11

	5.1 By Seller	11

	5.2 By Purchaser	12

	5.3 Mutual	13

	5.4 Conditions Precedent to Purchaser’s Performance	13

	5.5 Conditions Precedent to Seller’s Performance	14

6.	Costs and Prorations	14

	6.1 Purchaser’s Costs	14

	6.2 Seller’s Costs	14

	6.3 Prorations	15

	6.4 Taxes	15

	6.5 Security Deposits	15

	6.6 [Intentionally Omitted]	16

	6.7 Contractual Obligations	16

	6.8 Additional Rent Reconciliation	16

	6.9 In General	16

	6.10 Purpose and Intent	16

7.	Damage, Destruction or Condemnation	17

	7.1 Material Event	17

	7.2 Immaterial Event	17

	7.3 Termination and Return of Deposit	17

8.	Notices	17

9.	Closing and Escrow	19

	9.1 Escrow Instructions	19

	9.2 Seller’s Deliveries	19

	9.3 Purchaser’s Deliveries	20

	9.4 Possession	20

	9.5 Insurance	20

	9.6 Post-Closing Collections	21

10.	Default; Failure of Condition	21

	10.1 Purchaser Default	21

	10.2 Seller Default	21

	10.3 Failure of Condition	22

11.	Miscellaneous	22

	11.1 Entire Agreement	22

	11.2 Severability	22

	11.3 Applicable Law	22

	11.4 Assignability	22

	11.5 Successors Bound	23

	11.6 Breach	23

	11.7 No Public Disclosure	23

	11.8 Captions	23

	11.9 Attorneys’ Fees	23

	11.10 No Partnership	23

	11.11 Time of Essence	23

	11.12 Counterparts	23

	11.13 Recordation	23

	11.14 Proper Execution	24

	11.15 Tax Protest	24

	11.16 Survival and Limitation of Representations and Warranties; Seller’s Knowledge	24

	11.17 Time to Execute and Deliver	24

	11.18 No Processing	24

	11.19 Calculation of Time Periods	24

	11.20 Section1031 Exchange	25

	11.21 Limitation of Liability	25

	11.22 Prohibited Persons and Transactions	25

LIST OF EXHIBITS

Exhibit 1.1.1	Legal Description
Exhibit 1.1.3	Inventory of Personal Property
Exhibit 1.1.6	Schedule of Leases and Security Deposits
Exhibit 3.1	Property Documents
Exhibit 3.3	Schedule of Contracts
Exhibit 4.6	Form of Tenant Estoppel Certificate
Exhibit 9.2.1	Form of Special Warranty Deed
Exhibit 9.2.2	Form of Bill of Sale
Exhibit 9.2.3	Form of Assignment and Assumption of Leases
Exhibit 9.2.4	Form of Assignment and Assumption of Contracts
Exhibit 9.2.6	Form of FIRPTA Affidavit
Exhibit 9.2.7	Form of Tenant Notice Letter
Exhibit 9.3	ERISA Certificate

TERM SHEET

PURCHASER:	KBS Capital Advisors LLC

NOTICE ADDRESS:	205 West Wacker, Suite 1000 Chicago, IL 60606 Attention: Bill Rogalla Phone: (312) 379-3947 Fax: (312) 726-6804 Email: brogalla@kbsrealty.com

With a copy to:	KBS Realty Advisors, LLC 620 Newport Center Drive, Suite 1300 Newport Beach, CA 92660 Attention: James Chiboucas, Esq. Phone: (949) 417-6555 Fax: 949-417-6523 Email: jchiboucas@kbsrealty.com

and

Morgan, Lewis & Bockius 5 Park Plaza, Suite 1750 Irvine, CA 92614 Attention: Bruce Fischer, Esq. Phone: (949) 399-7145 Fax: (949) 399-7001 Email: bfischer@morganlewis.com

SELLER:	PCCP Lincoln Plano Corporate Center, L.P.

NOTICE ADDRESS:	3300 Lincoln Plaza 500 North Akard Dallas, TX 75201 Attention: Clay Duvall Phone: (214) 740-3464 Fax: (214) 740-3373 Email: cduvall@lpc.com

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With a copy to:	Pacific Coast Capital Partners 150 California Street, 22nd Floor San Francisco, California 94111 Attention: James Nearon Phone: (415) 617-6298 Fax: (415) 732-7547 Email: jnearon@pccpllc.com

With a copy to:	Snell Wylie & Tibbals 8150 North Central Expressway, Suite 1800 Dallas, Texas 75206 Attention: Donald H. Snell Phone: (214) 691-2500 Fax: (214) 691-2501 Email: dsnell@snellwylie.com

With a copy to:	Gibson, Dunn & Crutcher, LLP 1 Montgomery Street, Suite 3100 San Francisco, California 94104 Attention: Fred L. Pillon, Esq. Phone: (415) 393-8241 Fax: (415) 374-8456 Email: fpillon@gibsondunn.com

PROPERTY:	2201 Plano Parkway 2301 Plano Parkway Plano, Texas

PURCHASE PRICE:	$46,250,000.00

APPROVAL DATE:	August 13, 2007

CLOSING DATE:	August 28, 2007

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (this “Agreement”), dated as of the 18th day of July, 2007 (the “Effective Date”), is made by and between PCCP LINCOLN PLANO CORPORATE CENTER, L.P., a Delaware limited partnership (“Seller”), and KBS CAPITAL ADVISORS LLC, a Delaware limited liability company (“Purchaser”).

R E C I T A L S:

Seller desires to sell certain improved real property commonly known as Plano Corporate Center located at 2201 Plano Parkway and 2301 Plano Parkway, Plano, Texas, along with certain related personal and intangible property, and Purchaser desires to purchase such real, personal and intangible property.

NOW, THEREFORE, in consideration of the foregoing, of the covenants, promises and undertakings set forth herein, and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Purchaser agree as follows:

1. The Property.

1.1 Description. Subject to the terms and conditions of this Agreement, and for the consideration herein set forth, Seller agrees to sell and transfer, respectively, and Purchaser agrees to purchase and acquire, all of Seller’s right, title, and interest in and to the following (collectively, the “Property”):

1.1.1 Two (2) certain tracts of land (the “Land”) located in Plano, Collin County, Texas and more specifically described in Exhibit 1.1.1 attached hereto;

1.1.2 The buildings, parking areas, improvements, and fixtures now situated on the Land (the “Improvements”);

1.1.3 All furniture, personal property, machinery, apparatus, and equipment now owned by Seller and currently used in the operation, repair and maintenance of the Land and Improvements and situated thereon (collectively, the “Personal Property”), and generally described on Exhibit 1.1.3 attached hereto. The Personal Property to be conveyed is subject to depletions, replacements and additions in the ordinary course of Seller’s business and the rights of vendors and holders of security interests on personal property installed upon the Property by tenants and rights of tenants to remove trade fixtures at the expiration of the term of the leases of tenants;

1.1.4 All easements, hereditaments, and appurtenances belonging to or inuring to the benefit of Seller and pertaining to the Land, if any;

1.1.5 Any street or road abutting the Land to the center lines thereof;

1.1.6 The leases or occupancy agreements, to the extent in effect on the date of this Agreement which are identified on the Schedule of Leases (herein so called) attached hereto as Exhibit 1.1.6, and any new leases entered into pursuant to Section 4.4, which as of the Closing (as hereinafter defined) affect all or any portion of the Land or Improvements (the “Leases”), and any security deposits actually held by Seller with respect to any such Leases;

1.1.7 Subject to Section 3.3, all Contracts, the terms of which extend beyond midnight of the day preceding the Closing Date (as hereinafter defined); and

1.1.8 The right to use the name “Plano Corporate Center” with respect to the Land and Improvements.

1.2 “As-Is” Purchase. The Property is being sold in an “AS IS, WHERE IS” condition and “WITH ALL FAULTS” as of the date of this Agreement and of Closing. Except as expressly set forth in this Agreement, no representations or warranties have been made or are made and no responsibility has been or is assumed by Seller or by any partner, officer, person, firm, agent, attorney or representative acting or purporting to act on behalf of Seller as to (i) the condition or state of repair of the Property; (ii) the compliance or non-compliance of the Property with any applicable laws, regulations or ordinances (including, without limitation, any applicable zoning, building or development codes); (iii) the value, expense of operation, or income potential of the Property; (iv) any other fact or condition which has or might affect the Property or the condition, state of repair, compliance, value, expense of operation or income potential of the Property or any portion thereof; or (v) whether the Property contains asbestos or harmful or toxic substances or pertaining to the extent, location or nature of same. The parties agree that all understandings and agreements heretofore made between them or their respective agents or representatives are merged in this Agreement and the Exhibits hereto annexed, which alone fully and completely express their agreement, and that this Agreement has been entered into after full investigation, or with the parties satisfied with the opportunity afforded for full investigation, neither party relying upon any statement or representation by the other unless such statement or representation is specifically embodied in this Agreement or the Exhibits annexed hereto.

Purchaser waives its right to recover from, and, effective upon Closing, forever releases and discharges Seller, Seller’s affiliates, Seller’s investment advisor and manager, the partners, trustees, shareholders, directors, officers, attorneys, employees and agents of each of them, and their respective heirs, successors, personal representatives and assigns (collectively, the “Releasees”) from any and all demands, claims (including, without limitation, causes of action in tort), legal or administrative proceedings, losses, liabilities, damages, penalties, fines, liens, judgments, costs or expenses whatsoever (including, without limitation, attorneys’ fees and costs), whether direct or indirect, known or unknown, foreseen or unforeseen (collectively, “Claims”), that may arise on account of or in any way be connected with the Property, the physical condition thereof, or any law or regulation applicable thereto (including, without limitation, claims under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (42 U.S.C. Section 6901, et seq.), the Resources Conservation and Recovery Act of 1976 (42 U.S.C. Section 6901, et seq.), the Clean Water Act (33 U.S.C.

Section 1251, et seq.), the Safe Drinking Water Act (49 U.S.C. Section 1801, et seq.), the Hazardous Transportation Act (42 U.S.C. Section 6901, et seq.), and the Toxic Substance Control Act (15 U.S.C. Section 2601, et seq.). Without limiting the foregoing, Purchaser, upon closing, shall be deemed to have waived, relinquished and released Seller and all other Releasees from any and all Claims, matters arising out of latent or patent defects or physical conditions, violations of applicable laws (including, without limitation, any environmental laws) and any and all other acts, omissions, events, circumstances or matters affecting the Property. As part of the provisions of this Section 1.2, but not as a limitation thereon, Purchaser hereby agrees, represents and warrants that the matters released herein are not limited to matters which are known or disclosed, and Purchaser hereby waives any and all rights and benefits which it now has, or in the future may have conferred upon it, by virtue of the provisions of federal, state or local law, rules and regulations. Purchaser agrees that should any cleanup, remediation or removal of hazardous substances or other environmental conditions on or about the Property be required after the date of Closing, such clean-up, removal or remediation shall not be the responsibility of Seller. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS SECTION 1.2, THE FOREGOING RELEASE SHALL NOT APPLY TO:

(A) ANY CLAIMS ARISING FROM A BREACH OF THIS AGREEMENT BY SELLER ALL OF WHICH SHALL BE SUBJECT TO THE PROVISIONS OF SECTION 11.16, OR

(B) THE RIGHT OF PURCHASER TO JOIN SELLER IN AN ACTION BROUGHT BY A THIRD PARTY AGAINST PURCHASER AS A RESULT OF THIRD-PARTY CLAIMS (OTHER THAN CLAIMS RELATED TO ENVIRONMENTAL MATTERS AND HAZARDOUS MATERIALS AND CONDITIONS) ASSERTED AGAINST PURCHASER WITH RESPECT TO ACTIONS OR OCCURRENCES ARISING UNDER CONTRACTS TO WHICH SELLER IS A PARTY AND ALLEGING ACTS OR OMISSIONS OF SELLER DURING THE PERIOD OF SELLER’S OWNERSHIP OF THE PROPERTY OR UNDER TORT ACTIONS FOR ACTIONS AND OCCURRENCES DURING THE PERIOD OF SELLER’S OWNERSHIP OF THE PROPERTY (COLLECTIVELY, THE “RELEASE EXCEPTIONS”); provided however to the extent Purchaser wrongly joins Seller in any action Seller shall be entitle to recover from Purchaser its reasonable attorney’s fees and expenses.

FOR TEXAS ONLY: To the extent now or hereafter applicable, each party hereby waives its rights, if any, under the Deceptive Trade Practices – Consumer Protection Act, Section 17.41 et seq., Texas Business & Commerce Code, a law that gives consumers special rights and protections. After consultation with an attorney of its own selection, each party voluntarily consents to this waiver.

1.3 Agreement to Convey. Seller agrees to convey, and Purchaser agrees to accept, title to the Land and Improvements by Special Warranty Deed in the condition described in Section 3.4 and title to the Personal Property, by Bill of Sale, without warranty as to the title or the condition of such personalty.

2. Price and Payment.

2.1 Purchase Price. The purchase price for the Property (the “Purchase Price”) is FORTY-SIX MILLION TWO HUNDRED FIFTY THOUSAND AND NO/100 DOLLARS ($46,250,000.00) U.S.

2.2 Payment. Payment of the Purchase Price is to be made in cash as follows:

2.2.1 Purchaser shall make an earnest money deposit with the Title Company of FOUR HUNDRED FIFTY THOUSAND AND NO/100 DOLLARS ($450,000.00) (the “Deposit”) within two (2) business days of the execution of this Agreement.

2.2.2 The Deposit will be placed with and held in escrow by Republic Title of Texas, Inc., as agent for Chicago Title Insurance Company, at 2626 Howell Street, 10th Floor, Dallas, Texas 75204, Attention: Rick White (the “Title Company”), in immediately available funds in an interest-bearing account at a mutually acceptable banking institution. Any interest earned by the Deposit shall be considered as part of the Deposit. Except as otherwise provided in this Agreement, the Deposit will be applied to the Purchase Price at Closing.

2.2.3 Prior to or contemporaneous with the execution hereof by Purchaser and Seller, Purchaser has paid to Seller ONE HUNDRED AND NO/100 DOLLARS ($100.00) (the “Independent Contract Consideration”), which amount Seller and Purchaser bargained for and agreed to as consideration for Seller’s execution and delivery of this Agreement. The Independent Contract Consideration is non-refundable and in addition to any other payment or deposit required by this Agreement, and Seller shall retain the Independent Contract Consideration notwithstanding any other provision of this Agreement to the contrary.

2.2.4 At Closing, Purchaser shall pay Seller the balance of the Purchase Price, subject to adjustment for the prorations as provided herein, to the Title Company for disbursement to Seller via wire transfer in immediately available funds.

2.3 Closing. Payment of the Purchase Price and the closing hereunder (the “Closing”) will take place pursuant to an escrow closing on or before fifteen (15) days after the Approval Date (provided Purchaser does not terminate this Agreement prior to such date) (the “Closing Date”). The Closing will take place at the offices of the Title Company at 2:00 p.m. local Dallas time or at such other time and place as may be agreed upon in writing by Seller and Purchaser. Closing shall occur through an escrow with the Title Company. Funds shall be deposited into and held by the Title Company in a closing escrow account with a bank satisfactory to Purchaser and Seller. Upon satisfaction or completion of all closing conditions and deliveries, the parties shall direct the Title Company to immediately record and deliver the closing documents to the appropriate parties and make disbursements according to the closing statements executed by Seller and Purchaser.

3. Inspections and Approvals.

3.1 Inspections.

3.1.1 Commencing on the Effective Date through the Closing, Seller agrees to allow Purchaser and Purchaser’s engineers, architects, employees, agents and representatives (“Purchaser’s Agents”) reasonable access, during normal business hours, to the Property and to the records, if any, maintained for Seller by Seller’s property management company during normal business hours. In this regard, Purchaser has informed Seller that Purchaser is required by law to complete, with respect to certain matters relating to the Property, an audit commonly known as a “3-14” Audit (“Purchaser’s 3-14 Audit”). In connection therewith, within four (4) business days after the Effective Date, Seller shall deliver to Purchaser the Property Documents described on Exhibit 3.1 attached hereto and made a part hereof for all purposes, and prior to the Approval Date, Seller will provide to Purchaser in written form, answers to such questions relating to the Property which are set forth in Exhibit 3.1, in both cases, to the extent such information is in existence and in Seller’s possession. Seller has provided to Purchaser and Purchaser acknowledges receipt of the environmental reports listed on Schedule 3.1.1. Such access shall be solely for the purposes of (i) reviewing Leases and Contracts and any records relating thereto; (ii) reviewing records relating to operating expenses; and (iii) inspecting the physical condition of the Property and conducting non-intrusive physical or environmental inspections of the Property. Purchaser shall not conduct or allow any testing or air samples at the Property or any physically intrusive testing of, on or under the Property without first obtaining Seller’s written consent which may be withheld in Seller’s sole and absolute discretion and entering into an access agreement in form and substance satisfactory to Seller as to timing and scope of work. Seller further agrees that (a) Seller shall make available to Purchaser for interviews regarding the Property Seller’s property management company, and (b) Purchaser shall have the reasonable right so long as it does not in any way disrupt or inconvenience tenants to interview the tenants leasing space in the Property, subject to Seller’s right to be present during any such interviews.

3.1.2 Purchaser agrees that, in making any non-intrusive physical or environmental inspections of the Property, Purchaser and all of Purchaser’s Agents entering onto the Property shall carry not less than Two Million Dollars ($2,000,000) comprehensive general liability insurance insuring all activity and conduct of Purchaser and such representatives while exercising such right of access and naming Seller, Lincoln Property Company Commercial, Inc., , PacificCal, LLC, Pacific Coast Capital Partners, LLC and PCCP Lincoln Plano GP, LLC, PCCP Lincoln Plano GP, LLC, as additional insureds. Purchaser represents and warrants that it carries not less than Two Million Dollars ($2,000,000) commercial general liability insurance with contractual liability endorsement which insures Purchaser’s indemnity obligations hereunder, and will provide Seller with written evidence of same prior to entry on the Property.

3.1.3 Purchaser agrees that in exercising its right of access hereunder, Purchaser will use and will cause Purchaser’s Agents to use their best efforts not to interfere with the activity of tenants or any persons occupying or providing service at the Property. Purchaser shall, at least one (1) business day prior to inspection, give Seller written notice of its intention to conduct any inspections, so that Seller shall have an opportunity to have a representative present during any such inspection, and Seller expressly reserves the right to have such a representative present, including, but not limited to, any discussion with any tenants. Purchaser agrees to cooperate with any reasonable request by Seller in connection with the timing of any such inspection. If the Closing does not occur for any reason (other than a termination of this Agreement pursuant to Section 10.2), Purchaser agrees (which agreement shall survive Closing or termination of this Agreement) to provide Seller with a copy of any and all third-party-generated (as opposed to internally generated) information, materials and data that Purchaser and/or Purchaser’s Agents discover, obtain or generate in connection with or resulting from its inspection of the Property and work under Section 3.1 hereof, including, but not limited to, any written work product pertaining to those items set forth in Section 3.1.4(a) below, without any representation or warranty as to the completeness or accuracy of the same and subject to any confidentiality provisions contained therein.

3.1.4 Unless Seller specifically and expressly otherwise agrees in writing, Purchaser agrees that prior to the Closing, (a) the results of all inspections, analyses, studies and similar reports relating to the Property prepared by or for Purchaser utilizing any information acquired in whole or in part through the exercise of Purchaser’s inspection rights; and (b) all information (the “Proprietary Information”) regarding the Property of whatsoever nature made available to Purchaser by Seller or Seller’s agents or representatives is confidential and shall not be disclosed to any other person except those assisting Purchaser with the transaction, or Purchaser’s lender, if any, and then only upon Purchaser making such persons aware of the confidentiality restriction and procuring such persons’ agreement (which may be a verbal agreement to the extent an enforceable contract) to be bound thereby. Purchaser agrees not to use or allow to be used any such information for any purpose other than to determine whether to proceed with the contemplated purchase, or if same is consummated, in connection with the operation of the Property post-Closing. Further, if the purchase and sale contemplated hereby fails to close for any reason whatsoever, Purchaser agrees to return to Seller, or cause to be returned to Seller, all Proprietary Information. Notwithstanding any other term of this Agreement, the provisions of this Section 3.1.4 shall survive Closing or the termination of this Agreement. Notwithstanding the foregoing, nothing contained herein shall impair Purchaser’s (or its permitted assignee’s) right to disclose information relating to this Agreement or the Property (a) to any due diligence representatives and/or consultants that are engaged by, work for or are acting on behalf of, any securities dealers and/or broker dealers evaluating Purchaser or its permitted assignees, (b) in connection with any filings (including any amendment or supplement to any S-11 filing) with governmental agencies (including the SEC) by any real estate investment trust (“REIT”) holding an interest (direct or indirect) in any permitted assignee of Purchaser, and (c) to any broker/dealers in the REIT’s broker/dealer network and any of the REIT’s investors.

3.1.5 Purchaser shall, at its sole cost and expense, promptly restore any physical damage or alteration of the physical condition of the Property which results from any inspections conducted by or on behalf of Purchaser. All inspections shall be conducted at Purchaser’s sole cost and expense and in strict accordance with all requirements of applicable law.

3.1.6 Except as specifically set forth in this Agreement, Seller makes no representations or warranties as to the truth, accuracy, completeness, methodology of preparation or otherwise concerning any engineering or environmental reports or any other materials, data or other information supplied to Purchaser in connection with Purchaser’s inspection of the Property (e.g., that such materials are complete, accurate or the final version thereof, or that such materials are all of such materials as are in Seller’s possession). It is the parties’ express understanding and agreement that any materials which Purchaser is allowed to review are provided only for Purchaser’s convenience in making its own examination and determination prior to the Approval Date as to whether it wishes to purchase the Property, and, in doing so, except as expressly provided in this Agreement, Purchaser shall rely exclusively on its own independent investigation and evaluation of every aspect of the Property and not on any materials supplied by Seller. Except as expressly provided in this Agreement, Purchaser expressly disclaims any intent to rely on any such materials provided to it by Seller in connection with its inspection and agrees that it shall rely solely on its own independently developed or verified information.

3.1.7 PURCHASER AGREES (WHICH AGREEMENT SHALL SURVIVE CLOSING OR TERMINATION OF THIS AGREEMENT) TO INDEMNIFY, DEFEND, AND HOLD SELLER, LINCOLN PROPERTY COMPANY COMMERCIAL, INC., PCCP LINCOLN PLANO GP, LLC, PACIFICAL, LLC AND PACIFIC COAST CAPITAL PARTNERS, LLC FREE AND HARMLESS FROM ANY LOSS, INJURY, DAMAGE, CLAIM, LIEN, COST OR EXPENSE (INCLUDING ATTORNEYS’ FEES AND COSTS, BUT EXCLUDING LOSS ARISING SOLELY FROM PURCHASER’S DISCOVERY OF PRE-EXISTING CONDITIONS, AS OPPOSED TO THE EXACERBATION OF PRE-EXISTING CONDITIONS) ARISING OUT OF A BREACH OF THE FOREGOING AGREEMENTS BY PURCHASER IN CONNECTION WITH THE INSPECTION OF THE PROPERTY, OR OTHERWISE FROM THE EXERCISE BY PURCHASER OR PURCHASER’S AGENTS OF THE RIGHT OF ACCESS ONTO THE PROPERTY (COLLECTIVELY, “PURCHASER’S INDEMNITY OBLIGATIONS”). THIS SECTION 3.1.7 SHALL SURVIVE CLOSING OR THE TERMINATION OF THIS AGREEMENT. PURCHASER HEREBY ACKNOWLEDGES AND AGREES THAT IN THE EVENT THAT PRIOR TO THE EFFECTIVE DATE, PURCHASER, OR ANY OF ITS EMPLOYEES, AGENTS, CONTRACTORS, CONSULTANTS, OR OTHER REPRESENTATIVES, HAVE ENTERED ONTO THE PROPERTY TO INSPECT, TEST, SURVEY OR OTHERWISE EXAMINE THE PROPERTY, AND THE RECORDS RELATING THERETO, THE INDEMNITY SET FORTH IN THIS SECTION 3.1.7 OF THE AGREEMENT SHALL APPLY RETROACTIVELY TO THE DATE OF SUCH INSPECTIONS, TESTING, SURVEYING AND EXAMINATION.

3.1.8 Purchaser shall keep the Property free from any liens arising out of any work performed, materials furnished or obligations incurred by or on behalf of Purchaser or Purchaser’s Agents with respect to any inspection or testing of the Property. If any such lien at any time shall be filed, Purchaser shall cause the same to be discharged of record within ten (10) days thereafter by satisfying the same or, if Purchaser, in its discretion and in good faith determines that such lien should be contested, by recording a bond. Failure by Purchaser to discharge such lien shall be a material breach of this Agreement.

3.1.9 Purchaser understands that any financial statements and data, including, without limitation, gross rental income, operating expenses and cash flow statements, which may be made available by Seller to Purchaser, will be unaudited financial statements and data not prepared or reviewed by independent public accountants, and that Seller makes no representation as to the accuracy or completeness thereof.

3.2 Title and Survey. Within ten (10) days after the Effective Date, Seller has caused to be delivered to Purchaser a commitment for title insurance on the Land, together with copies of all items shown as exceptions to title therein, issued by the Title Company (the “Title Commitment”), and a copy of Seller’s existing surveys of the Land (the “Surveys”). Purchaser shall have a period of twenty (20) days after the later of (a) the Effective Date or (b) receipt of the last of the Title Commitment and Surveys (the “Title Notice Date”) to provide written notice to Seller of any matters shown by the Title Commitment or Surveys which are not satisfactory to Purchaser, which notice (the “Title Notice”) must specify the reason such matter(s) are not satisfactory and the curative steps necessary to remove the objections stated in the Title Notice (collectively, the “Title Objections”). In the event Seller is unable or unwilling to eliminate or modify all of the Title Objections, Seller shall so notify Purchaser in writing, and Purchaser may (as its sole and exclusive remedy) terminate this Agreement by delivering written notice thereof to Seller not later than five (5) days after Seller’s written notice to Purchaser of Seller’s intent not to cure one or more of such Title Objections (the “Cure Date”). Seller’s failure to notify Purchaser within five (5) days following receipt of Purchaser’s Title Objections whether it will eliminate or modify all Title Objections shall be deemed Seller’s notice to Purchaser that Seller will not cure such Title Objections. Seller shall have no obligation whatsoever to expend or agree to expend any funds, to undertake or agree to undertake any obligations or otherwise to cure or agree to cure any Title Objections, and Seller shall not be deemed to have any obligation to cure unless Seller expressly undertakes such an obligation by a written notice (or deemed notice) to or written agreement with Purchaser given or entered into on or prior to the Closing Date and which recites that it is in response to the Title Notice. Purchaser’s sole right with respect to any Title Objection shall be to elect on or before the Cure Date to terminate this Agreement (other than continuing obligations under Sections 3.1.4 and 3.1.7 that survive the Closing or termination of this Agreement) (herein called the “Surviving Obligations”) and to receive a refund of the Deposit. All matters shown on the Title Commitment and/or Surveys and any update thereof with respect to which Purchaser fails to give a Title Notice on or before the last date for so doing, or with respect to which a timely Title Notice is given but Seller fails to undertake an express obligation to cure as provided above, shall be deemed to be approved by Purchaser and a “Permitted Encumbrance” as provided in Section 3.4 hereof, subject, however, to Purchaser’s termination right provided in Section 3.5 hereof. Notwithstanding anything to the contrary contained in this Agreement, Purchaser disapproves all monetary and financing liens and encumbrances created or assumed by Seller (other than liens for non-delinquent real property taxes and assessments). Subject to the provisions of Section 10.3, Seller covenants to cause all such monetary and financing liens created or assumed by Seller (as opposed to any tenant at the Property) to be eliminated at Seller’s sole cost and expense (including all prepayment penalties and charges) prior to or concurrently with Closing.

3.3 Contracts. On or before the Approval Date, Purchaser shall notify Seller in writing if Purchaser elects not to assume at Closing any of the service, maintenance, supply or other contracts (the “Contracts”) relating to the operation of the Property which are identified on Exhibit 3.3 attached hereto. If Purchaser does not exercise its right to terminate this Agreement on or before the Approval Date, Seller shall give notice of termination of such disapproved contract(s); provided, if by the terms of the disapproved contract Seller has no right to terminate same on or prior to Closing, or if any fee or other compensation is due thereunder as a result of such termination, Purchaser shall be required at Closing to assume all obligations thereunder until the effective date of the termination and to assume the obligation to pay or to reimburse Seller for the payment of the termination charge.

3.4 Permitted Encumbrances. Unless Purchaser terminates this Agreement pursuant to Sections 3.2 or 3.5 hereof following its opportunity fully to inspect the Property, the state of title thereto and all other matters relating to the Property, including its feasibility for Purchaser’s intended use and its suitability as an investment, Purchaser shall be deemed to have approved and to have agreed to purchase the Property subject to the following:

3.4.1 All exceptions to title shown in the Title Commitment or matters shown on the Surveys which Purchaser has approved or is deemed to have approved pursuant to Section 3.2 hereof;

3.4.2 All contracts and leases which Purchaser has approved or is deemed to have approved pursuant to Sections 3.3, 4.3 and 4.4 hereof;

3.4.3 The lien of non-delinquent real and personal property taxes and assessments; and

3.4.4 Rights of tenants, as tenants only, in possession under the Leases.

All of the foregoing are referred to herein collectively as “Permitted Encumbrances.”

3.5 Purchaser’s Right to Terminate. If, as a result of its various investigations, Purchaser determines, in its sole discretion, not to proceed with the purchase of the Property, Purchaser shall have the right by giving Seller written notice (the “Termination Notice”) on or before the thirtieth (30th) day after the Effective Date (the “Approval Date”) to terminate its obligation to purchase the Property. If the Termination Notice is timely given, Seller shall direct the Title Company to promptly return the Deposit to Purchaser and neither party shall have any further liability hereunder except for the Surviving Obligations. If the Termination Notice is not given, Purchaser shall have no further right to terminate this Agreement except as provided under Section 10.2 hereof.

3.6 Delivery of Title Policy at Closing. As a condition to Purchaser’s obligation to close, the Title Company shall deliver to Purchaser at Closing a TLTA Owner Policy of Title Insurance (the “Title Policy”) issued by the Title Company as of the date and time of the recording of the Deed, in the amount of the Purchase Price, insuring Purchaser as owner of indefeasible fee simple title to the Property, and subject only to the Permitted Exceptions. Seller shall execute at Closing an affidavit in such form as the Title Company shall reasonably require for the issuance of the Title Policy (but not additional matters required for any endorsements required by Purchaser). The Title Policy may be delivered after the Closing if at the Closing the Title Company issues a currently effective, duly-executed “marked-up” Title Commitment and irrevocably commits in writing to issue the Title Policy in the form of the “marked-up” Title Commitment promptly after the Closing Date. Notwithstanding anything stated to the contrary in this Section 3.6 or elsewhere in this Agreement, if Purchaser delivers to Seller a form of title commitment in the form promulgated by the Texas Department of Insurance acceptable to Purchaser prior to the Approval Date that does not set forth any requirements inconsistent with the terms of this Agreement, then the form of Title Policy that shall be delivered to Purchaser as provided in this Agreement shall be the form of title policy provided for in such Title Commitment delivered to Seller, together with all endorsements authorized by the Texas Department of Insurance attached thereto.

4. Seller’s Covenants for Period Prior to Closing.

Until Closing, Seller or Seller’s agent shall:

4.1 Insurance. Keep the Property insured under its current policies against fire and other hazards covered by extended coverage endorsement and commercial general liability insurance against claims for bodily injury, death and property damage occurring in, on or about the Property.

4.2 Operation. Operate and maintain the Property substantially in accordance with Seller’s past practices with respect to the Property, normal wear and tear excepted, provided that in the event of any loss or damage to the Property as described in Section 7, Seller shall have an obligation to Purchaser to repair the Property only if Seller so elects and then shall be obligated only to the extent of available insurance proceeds.

4.3 New Contracts. Enter into only those third-party contracts which are necessary to carry out its obligations under Section 4.2 and which shall be cancelable on thirty (30) days written notice. If Seller enters into any such contract, it shall promptly provide written notice thereof to Purchaser and unless Purchaser, within three (3) days thereafter, notifies Seller in writing of its intention to not assume such contract, it shall be treated as a contract approved by Purchaser under Section 3.3 hereof.

4.4 New Leases. Prior to the Approval Date, Seller may continue to execute new leases or amend, terminate or accept the surrender of any existing tenancies or approve any subleases without the prior consent of Purchaser in accordance with Seller’s past practices, provided Seller shall promptly notify Purchaser of any such matters, at least three (3) days prior to the Approval Date. From and after the Approval Date, if this Agreement has not been terminated by Purchaser or if Purchaser is not in default hereunder, Seller will not perform any actions set forth in this Section 4.4 without Purchaser’s prior written consent, which consent may be granted or withheld in its sole discretion.

4.5 Listing and Other Offers. From the Effective Date until the earlier of termination of this Agreement or the Closing Date, Seller will not list the Property with any broker or otherwise solicit or make or accept any offers to sell the Property or enter into any contracts or agreements regarding any disposition of the Property.

4.6 Tenant Estoppel Certificates; SNDA’s.

(a) Within three (3) business days after the Effective Date, Seller agrees to submit or cause its property manager to submit to each tenant or lessee under a Lease a request for such tenant or lessee to execute and deliver a tenant estoppel certificate to Purchaser with respect to its Lease in the form attached hereto as Exhibit 4.6. Seller shall promptly provide to Purchaser copies of executed tenant estoppels on receipt.

(b) Seller agrees that upon the request of Purchaser prior to the Approval Date, Seller shall deliver to the tenants under the Leases at the Property the form of subordination, non-disturbance and attornment agreement required by Purchaser’s lender (“SNDAs”) and shall request that the tenants execute and return the SNDAs prior to Closing; provided, however, that it shall not be a condition to Closing that Seller deliver to Purchaser the executed SNDAs and Seller’s failure to deliver the executed SNDAs to Purchaser shall in no instance constitute a default by Seller under this Agreement.

5. Representations and Warranties.

5.1 By Seller. Seller represents and warrants to Purchaser as follows:

5.1.1 Seller is a limited partnership duly organized and validly existing under the laws of the State of Delaware and is authorized to do business in the State of Texas, has duly authorized the execution and performance of this Agreement, and such execution and performance will not violate any material term of its partnership agreement.

5.1.2 To Seller’s knowledge, performance of this Agreement will not result in any breach of, or constitute any default under, or result in the imposition of any lien or encumbrance upon the Property under, any agreement to which Seller is a party.

5.1.3 To Seller’s knowledge, there is no existing or pending litigation with respect to the Property nor have any such actions, suits, proceedings or claims been threatened or asserted, which could have an adverse effect on the Property or Seller’s ability to consummate the transactions contemplated hereby, or that would continue to burden the Property after Closing;

5.1.4 To Seller’s knowledge, Seller has not received any written notice of violation of any governmental requirements (including environmental laws) on the Property, which has not been remedied;

5.1.5 To Seller’s knowledge, Seller has not received, with respect to the Property, written notice from any governmental authority regarding any change to the zoning classification, any condemnation proceedings or proceedings to widen or realign any street or highway adjacent to the Property.

5.1.6 To Seller’s knowledge, the list of Service Contracts to be delivered to Purchaser pursuant to this Agreement will be true, correct and complete as of the date of delivery.

5.1.7 Seller is not a “foreign person” within the meaning of Sections 1445 and 7701 the Internal Revenue Code of 1986, as amended (hereinafter, the “Code”).

5.1.8 To the best of Seller’s knowledge, except for those tenants in possession of the Improvements under written leases for space in the Improvements, as shown in the schedule of Leases attached hereto as Exhibit 1.1.6, there are no other tenants in possession of, or claiming any possession to, any portion of the Improvements.

5.2 By Purchaser. Purchaser represents and warrants to Seller as follows:

5.2.1 Purchaser is a limited liability company, duly organized, validly existing and in good standing under the laws of the State of Delaware; and at Closing, Purchaser or Purchaser’s permitted assignee will be authorized to do business in the State of Texas, has duly authorized the execution and performance of this Agreement, and such execution and performance will not violate any material term of its organizational documents.

5.2.2 No petition in bankruptcy (voluntary or otherwise), assignment for the benefit of creditors, or petition seeking reorganization or arrangement or other action under federal or state bankruptcy laws is pending against or contemplated by Purchaser.

5.2.3 Purchaser acknowledges that, by the Closing Date, Purchaser will have had sufficient opportunity to inspect the Property fully and completely at its expense in order to ascertain to its satisfaction the extent to which the Property complies with applicable zoning, building, environmental, health and safety and all other laws, codes and regulations.

5.2.4 Purchaser acknowledges that, by the Closing Date, Purchaser will have had sufficient opportunity to review the Leases, contracts, expenses and other matters relating to the Property in order to determine, based upon its own investigations, inspections, tests and studies, whether to purchase the Property and to assume Seller’s obligations under the Leases, contracts and otherwise with respect to the Property.

5.2.5 Unless otherwise disclosed to Seller in writing, Purchaser is a partnership or other form of legal person domesticated in, the United States of America.

5.2.6 Purchaser will not use the assets of an employee benefit plan as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974 (“ERISA”) and covered under Title I, Part 4 of ERISA or Section 4975 of the Internal Revenue Code of 1986, as amended, in the performance or discharge of its obligations hereunder, including the acquisition of the Property. Purchaser shall not assign its interest hereunder to any person or entity which does not expressly make this covenant and warranty for the benefit of Seller.

5.3 Mutual. Each of Seller and Purchaser represents to the other that it has had no dealings, negotiations, or consultations with any broker, representative, employee, agent or other intermediary in connection with the Agreement or the sale of the Property, except for Jones Lang LaSalle (“Broker”), who will be paid by Seller upon the Closing of the transaction contemplated hereby and not otherwise, pursuant to a separate written agreement between Seller and Broker. Said commission shall in no event be earned, due or payable unless and until the transaction contemplated hereby is closed and fully consummated strictly in accordance with the terms and conditions of this Agreement and Seller has actually received the Purchase Price in immediately available funds. Seller and Purchaser agree that each will indemnify, defend and hold the other free and harmless from the claims of any other broker(s), representative(s), employee(s), agent(s) or other intermediary(ies) claiming to have represented Seller or Purchaser, respectively, or otherwise to be entitled to compensation in connection with this Agreement or in connection with the sale of the Property. The terms and provisions of this paragraph shall survive Closing hereunder.

5.4 Conditions Precedent to Purchaser’s Performance. Purchaser’s obligation to purchase the Property is subject to the satisfaction or written waiver of all the conditions described below (which are for Purchaser’s benefit), within the time periods specified, or if no time is specified, by the Closing Date.

5.4.1 Validity of Representations and Warranties. All representations and warranties by Seller in this Agreement shall be true and correct in all material respects as of the Closing Date.

5.4.2 No Seller Default. There shall be no default by Seller under this Agreement which shall have continued beyond the notice and cure period.

5.4.3 Tenant Estoppel Certificates. Purchaser shall have received by no later than five (5) business days prior to the Closing Date, fully executed tenant estoppel certificates in the form of Exhibit 4.6 from tenants leasing not less than eighty-five percent (85%) of the occupied leased space in the Property and not disclosing the existence of any default under the Leases referenced therein and containing information that is consistent with and confirms (i) the terms of the Leases, (ii) the information contained in the rent rolls and operating statements for the Property delivered to Purchaser, and (iii) the information contained in the accounts receivable aging report for the Property delivered to Purchaser.

5.5 Conditions Precedent to Seller’s Performance. Seller’s obligation to sell the Property is subject to the satisfaction or written waiver of all conditions set forth below (which are for Seller’s benefit) within the time periods specified, or if no time period is specified, by the Closing Date.

5.5.1 No Purchaser Default. There shall be no default by Purchaser under this Agreement which has continued beyond the applicable notice and cure period.

5.5.2 Validity of Representations and Warranties. All representations and warranties by Purchaser in this Agreement shall be true and correct in all material respects as of the Closing Date.

6. Costs and Prorations.

6.1 Purchaser’s Costs. Purchaser shall pay the following costs of closing this transaction:

6.1.1 The fees and disbursements of its counsel, inspecting architect and engineer and any other consultants engaged by Purchaser, if any;

6.1.2 Any and all real estate transfer, stamp or documentary tax(es);

6.1.3 The cost of any premium charges for extended coverage or special endorsements, including, any additional premium charge(s) for endorsements and/or deletion(s) of exception items and any cancellation charge(s) imposed by any title company in the event a title insurance policy is not issued, unless caused by willful default of Seller hereunder;

6.1.4 Any and all recording fees;

6.1.5 One-half of any and all escrow fees; and

6.1.6 Any other expense(s) incurred by Purchaser or its representative(s) in inspecting or evaluating the Property or closing this transaction.

6.2 Seller’s Costs. Seller shall pay the following costs of closing this transaction:

6.2.1 The fees and disbursements of Seller’s counsel;

6.2.2 The cost of any update or recertification of the Surveys;

6.2.3 Any and all existing loan prepayment costs related to Seller indebtedness; and

6.2.4 The cost of the base premium for the Title Policy in the amount of the Purchase Price.

6.3 Prorations. The following shall be prorated as of the Closing Date and be adjusted against the Purchase Price due at Closing: (a) Rents and any other amounts actually collected from tenants (including common area charges) and other persons using or occupying the Property as of the Closing Date; (b) personal property taxes, installment payments of special assessment liens, sewer charges, utility charges (utility charges shall be prorated based on the last reading of meters prior to Closing performed at Seller’s request, if possible) and normally prorated operating expenses actually billed or paid as of the Closing Date; (c) amounts owed by Seller or paid under the Contracts described in Section 3.3 hereof as of the Closing Date; and (d) leasing commissions, finder’s fees, tenant improvement costs and other leasing costs agreed to be paid by the landlord under the leases shall be paid in full by Seller for each lease, lease renewal or lease modification entered into prior to the Effective Date (except as provided below) and leasing commissions, finder’s fees, tenant improvement costs and other leasing costs agreed to be paid by the landlord under the leases for leases, lease renewals or lease modifications entered into on or after the Effective Date (except as provided below) shall be paid in full by Purchaser to the extent disclosed to Purchaser at least two (2) days before the Approval Date, or to the extent approved by Purchaser; provided, Schedule 6.3 reflects all other leasing costs for leases, lease renewals and lease modifications actually executed and entered into prior to the date hereof for which Purchaser shall be responsible. Seller shall notify Purchaser of any such obligations incurred after the date hereof. Within sixty (60) days after the Closing, Purchaser and Seller will make a further adjustment for such rents, taxes or charges which may have accrued or been incurred prior to the Closing Date, but not billed or paid at that date. All prorations shall be made on a 365-day calendar year basis, based on the actual number of days in the applicable month.

6.4 Taxes. Real estate taxes and special assessments that are relating to the Property for the year in which Closing occurs shall be prorated as of the Closing Date, regardless of when such taxes are payable. If Closing shall occur before the actual taxes and special assessments payable for such year are known, the apportionment of taxes shall be upon the basis of taxes for the Property payable during the immediately preceding year, provided that, if the taxes and special assessments payable for the year in which Closing occurs are thereafter determined to be more or less than the taxes payable during the preceding year (after any appeal of the assessed valuation thereof is concluded), Seller and Purchaser promptly (but no later than March 31, 2008, except in the case of an ongoing tax protest) shall adjust the proration of such taxes and special assessments, and Seller or Purchaser, as the case may be, shall pay to the other any amount required as a result of such adjustment and this covenant shall not merge with the deed delivered hereunder but shall survive the Closing.

6.5 Security Deposits. Purchaser shall be credited at Closing for the amount of unapplied security deposits under the Leases. With respect to any unapplied security deposits which are in the form of a letter of credit (“Letters of Credit”), Seller shall, at no cost, expense or liability to Seller, concurrently with Closing, assign to Purchaser all of Seller’s rights and interests in such Letters of Credit pursuant to a written assignment reasonably acceptable to Seller and Purchaser and cooperate with Purchaser in effectuating such assignment. With respect to any Letters of Credit, at Closing Seller shall deliver to Purchaser the originals of said Letters of Credit and all documents supplementing or amending the same, and execute and deliver to Purchaser such documents as are necessary to assign (to the extent such Letters of Credit are assignable) the same to Purchaser and establish Purchaser as the new beneficiary thereunder at no cost, expense or liability to Seller, except that under no circumstances shall Seller have any obligation to present for payment any such Letters of Credit or to execute any documents that would accompany the presentment of any such Letters of Credit for payment.

6.6 [Intentionally Omitted]

6.7 Contractual Obligations. Except for tenant improvement obligations which shall be governed by Section 6.3, Seller shall remain responsible for capital improvement contracts and other contracts pertaining to work of improvements entered into prior to Closing, except to the extent such contracts are Contracts assumed by Purchaser at Closing.

6.8 Additional Rent Reconciliation. To the extent that any additional rent (including, without limitation, estimated payments for operating expenses and/or real estate taxes) (collectively, “Expenses”) is paid by tenants to landlord under the Leases based on an estimated payment basis (monthly, quarterly, or otherwise) for which a future reconciliation of actual Expenses to estimated payments is required to be performed at the end of a reconciliation period, Purchaser and Seller shall make an adjustment at the Closing for the applicable reconciliation period (or periods, if the Leases do not have a common reconciliation period) based on a comparison of the actual Expenses to the estimated payments at the Closing. If, as of the Closing, Seller has received additional rent payments in excess of the amount that tenants will be required to pay, based on the actual Expenses as of the Closing, Purchaser shall receive a credit in the amount of such excess. If, as of the Closing, Seller has received additional rent payments that are less than the amount that tenants would be required to pay based on the actual Expenses as of the Closing, Purchaser shall deliver to Seller the amount of such deficiency within thirty (30) days of the reconciliation pursuant to which the tenants’ payments of such deficient amounts are received by Purchaser. In addition to the foregoing, Purchaser shall be entitled to receive a credit against the Purchase Price at Closing for the amount of any rental abatements or “free rent” periods attributable to periods from and after the Closing Date.

6.9 In General. Any other costs or charges of closing this transaction not specifically mentioned in this Agreement shall be paid and adjusted in accordance with local custom in Collin County, Texas.

6.10 Purpose and Intent. Except as expressly provided herein, the purpose and intent as to the provisions of prorations and apportionments set forth in this Section 6 and elsewhere in this Agreement is that Seller shall bear all expenses of ownership and operation of the Property and shall receive all income therefrom accruing through midnight at the end of the day preceding the Closing Date and Purchaser shall bear all such expenses and receive all such income accruing thereafter.

7. Damage, Destruction or Condemnation.

7.1 Material Event. If, prior to Closing, the number of parking spaces on the Property are reduced by fifteen percent (15%) or more, or such reduction would result in a violation of applicable zoning laws, or covenants, conditions and restrictions affecting the Property, the buildings are damaged and the cost of repair exceeds $500,000.00 (as determined by Seller and its contractors in consultation with Purchaser) or access to the Property is materially and adversely affected, or is destroyed or taken under power of eminent domain and the cost or repair exceeds $500,000.00 (as determined by Seller and its contractors in consultation with Purchaser) (a “Material Event”), Purchaser may elect to terminate this Agreement by giving written notice of its election to Seller within seven (7) days after receiving notice of such destruction or taking. If Purchaser does not give such written notice within such seven (7) day period, this transaction shall be consummated on the date and at the Purchase Price provided for in Section 2, and Seller will assign to Purchaser the physical damage proceeds of any insurance policy(ies) payable to Seller, or Seller’s portion of any condemnation award, in both cases, up to the amount of the Purchase Price, and, if an insured casualty, pay to Purchaser the amount of any deductible but not to exceed the amount of the loss.

7.2 Immaterial Event. If, prior to Closing, the Property is subject to a casualty or a condemnation event that is not a Material Event, Purchaser shall close this transaction on the date and at the Purchase Price agreed upon in Section 2, and Seller will assign to Purchaser the physical damage proceeds of any insurance policies payable to Seller, or Seller’s rights to any portion of any condemnation award, in both cases, up to the amount of the Purchase Price and, if an insured casualty, pay to Purchaser the amount of any deductible but not to exceed the amount of the loss, or in such event of an uninsured casualty, Purchaser shall have the option to terminate this Agreement by giving Seller written notice thereof within seven (7) days after receiving notice of such destruction or taking.

7.3 Termination and Return of Deposit. If Purchaser elects to terminate this Agreement pursuant to this Section 7, and if Purchaser is not, on the date of such election, in default under the Agreement, Seller shall promptly direct the Title Company to return the Deposit to Purchaser, and neither party shall have any further liability hereunder except for the Surviving Obligations.

8. Notices.

Any notice required or permitted to be given hereunder shall be deemed to be given when hand delivered or one (1) business day after pickup by Emery Air Freight, Airborne, FEDEX, or similar overnight express service, or by facsimile (only as provided below) in either case addressed to the parties at their respective addresses referenced below:

If to Seller:	PCCP Lincoln Plano Corporate Center, L.P. 3300 Lincoln Plaza 500 North Akard Dallas, Texas 75201 Attention: Clay Duvall Phone: (214) 740-3464 Fax: (214) 740-3376 EMAIL: cduvall@lpc.com

With a copy to:	Pacific Coast Capital Partners 150 California Street, 22nd Floor San Francisco, California 94111 Attention: Bryan Thornton Phone: (415) 617-6298 Fax: (415) 732-7547 Email: bthornton@pccpllc.com

With a copy to:	Gibson, Dunn & Crutcher, LLP 1 Montgomery Street, Suite 3100 San Francisco, California 94104 Attention: Fred L. Pillon, Esq. Phone: (415) 393-8241 Fax: (415) 374-8456 Email: fpillon@gibsondunn.com

With a copy to:	Snell Wylie & Tibbals 8150 North Central Expressway, Suite 1800 Dallas, Texas 75206 Attention: Donald H. Snell Telephone: (214) 691-2500 FAX: (214) 691-2501 EMAIL: dsnell@snellwylie.com

If to Purchaser:	KBS Capital Advisors LLC 205 West Wacker, Suite 1000 Chicago, Illinois 60606 Attention: Bill Rogalla Telephone: (312) 379-3947 FAX: (312) 379-3947 EMAIL: brogalla@kbsrealty.com

With a copy to:

KBS Capital Advisors LLC

620 Newport Center Drive, Suite 1300

Newport Beach, California 92660

Attention: James Chiboucas, Esq.

Telephone: (949) 417-6555

FAX: (949) 852-9472

EMAIL: jchiboucas@kbsrealty.com

and

Morgan, Lewis & Bockius 5 Park Plaza, Suite 1750 Irvine, CA 92614 Attention: Bruce Fischer, Esq. Telephone: (949) 399-7145 FAX: (949) 399-7001 EMAIL: bfischer@morganlewis.com or in each case to such other address as either party may from time to time designate by giving notice in writing to the other party. Except for facsimile notices between 9:00 a.m. and 5:00 p.m. Dallas time on a business day that are followed up by an overnight courier delivery, telephone and facsimile numbers are for informational purposes only. Effective notice will be deemed given only as provided above.

9. Closing and Escrow.

9.1 Escrow Instructions. Upon execution of this Agreement, the parties shall deliver an executed counterpart of this Agreement to the Title Company to serve as the instructions to the Title Company as the escrow holder for consummation of the transaction contemplated herein. Seller and Purchaser agree to execute such additional and supplementary escrow instructions as may be appropriate to enable the Title Company to comply with the terms of this Agreement; provided, however that in the event of any conflict between the provisions of this Agreement and any supplementary escrow instructions, the terms of the Agreement shall prevail.

9.2 Seller’s Deliveries. Seller shall deliver either at the Closing or by making available at the Property, as appropriate, the following original documents, each executed and, if required, acknowledged:

9.2.1 A Special Warranty Deed to the Property, in the form attached hereto as Exhibit 9.2.1, subject to the matters set out in Section 3.4 and other matters subsequently approved by Purchaser or Purchaser’s counsel.

9.2.2 A Bill of Sale in the form attached hereto as Exhibit 9.2.2 conveying the Personal Property.

9.2.3 (i) The Leases described in Section 1.1.6 which are still in effect as of Closing and any new leases entered into pursuant to Section 4.4; (ii) a current listing of any tenant security deposits and prepaid rents held by Seller with respect to the Property; and (iii) an assignment of such leases, deposits, and prepaid rents by way of an Assignment and Assumption of Leases agreement in the form attached hereto as Exhibit 9.2.3.

9.2.4 (i) Copies of all Contracts which Purchaser has elected to assume or which are not terminable by Seller on or before the Closing Date; and (ii) an assignment of Contracts to Purchaser by way of an Assignment and Assumption of Contracts agreement, in the form attached hereto as Exhibit 9.2.4.

9.2.5 All books and records at the Property held by or for the account of Seller, including, without limitation, plans and specifications, as available.

9.2.6 An affidavit pursuant to the Foreign Investment and Real Property Tax Act in the form attached hereto as Exhibit 9.2.6.

9.2.7 A letter notifying tenants of the conveyance of the Property in the form attached hereto as Exhibit 9.2.7.

9.2.8 An affidavit and certificate as to parties in possession and debts and liens in a form reasonably required by the Title Company.

9.2.9 A signed settlement statement (which shall be delivered to the Title Company, but not Purchaser).

9.2.10 The letter of credit or letters of credit described in Section 6.5 of this Agreement.

9.2.11 Any additional documents and/or instruments (signed by Seller and acknowledged, if appropriate) as may be necessary to comply with this Agreement or as Title Company may reasonably require.

9.3 Purchaser’s Deliveries. At the Closing, Purchaser shall (i) pay Seller the Purchase Price; and (ii) execute the agreements referred to in Sections 9.2.3(iii), 9.2.4(ii) and 9.2.7 and the ERISA certificate attached hereto as Exhibit 9.3. In addition, Purchaser shall deliver any additional documents and/or instruments (signed by Purchaser and acknowledged, if appropriate) as may be necessary to comply with this Agreement and/or as Title Company may reasonably require.

9.4 Possession. Purchaser shall be entitled to possession of the Property upon conclusion of the Closing.

9.5 Insurance. Seller shall terminate its policies of insurance as of noon on the Closing Date, and Purchaser shall be responsible for obtaining its own insurance thereafter.

9.6 Post-Closing Collections. Purchaser shall use commercially reasonable efforts during the five (5) month period immediately following Closing to collect and promptly remit to Seller rents or other amounts due Seller for the period prior to Closing. Seller acknowledges that Purchaser’s monthly billing of unpaid amounts shall be commercially reasonable efforts. Purchaser shall apply such rents or other amounts received, first for the account of Purchaser for amounts currently due to Purchaser; second, to Seller for any and all amounts due to Seller for periods prior to Closing; and the balance to be retained by Purchaser. If Purchaser uses its best efforts to collect past-due amounts owed to Seller for the first five (5) months after Closing but is unsuccessful, Seller shall have the right to collect delinquent rents thereafter, but in no event shall Seller have the right to evict any tenant or terminate any tenant’s lease. This Section shall survive the Closing.

10. Default; Failure of Condition.

10.1 Purchaser Default. If Purchaser shall become in breach of or default under this Agreement and Purchaser fails to acquire the Property when it is obligated to do so and the breach or default continues beyond the expiration of the cure period, if any, provided in Section 11.6 hereof, the Deposit shall be retained by Seller as liquidated damages, and both parties shall be relieved of and released from any further liability hereunder except for the Surviving Obligations. Seller and Purchaser agree that the Deposit is a fair and reasonable amount to be retained by Seller as agreed and liquidated damages in light of Seller’s removal of the Property from the market and the costs incurred by Seller and shall not constitute a penalty or a forfeiture. For any other default or breach of the Agreement (other than a failure to acquire the Property when Purchaser is obligated to do so) that continues beyond the expiration of the applicable notice and cure period, Seller may pursue any and all remedies available at law or in equity, including but not limited to the rights, remedies and indemnities available under this Agreement.

10.2 Seller Default. If Seller shall refuse or fail to convey the Property as herein provided for any reason other than (a) a default by Purchaser and the expiration of the cure period, if any, provided under Section 11.6 hereof; (b) the existence of a Pending Default (as defined in and contemplated by Section 11.6); or (c) any other provision of this Agreement which permits Seller to terminate this Agreement or otherwise relieves Seller of the obligation to convey the Property, Purchaser shall elect as its sole and exclusive remedy hereunder either to (i) terminate the Agreement and recover the Deposit, and to the extent the default by Seller is a willful default by Seller, Purchaser shall be entitled to a reimbursement from Seller of Purchaser’s actual third party out-of-pocket expenses not to exceed $50,000 in the aggregate, or; (ii) within thirty (30) days of Seller’s default, to enforce Seller’s obligations to convey the Property by delivering written notice to Seller which describes such default and states Purchaser’s election to enforce specific performance and actually filing suit within such 30-day period, provided if such limitation on the time period to file suit is prohibited or limited by law, the time period shall be extended to the minimum limitation period allowed by law, and provided that no such action in specific performance shall seek to require Seller to do any of the following: (1) change the condition of the Property or restore the same after any fire or other casualty; (2) subject to Section 10.3 below and Section 3.2 above, expend money or post a bond to remove a title encumbrance or defect or correct any matter shown on a survey of the Property; or (3) secure any permit, approval, or consent with respect to the Property or Seller’s conveyance of the Property. Purchaser waives any right to receive damages as a result of Seller’s default.

10.3 Failure of Condition. If, prior to Closing, Seller discloses to Purchaser or Purchaser discovers that (i) title to the Property is subject to defects, limitations or encumbrances other than Permitted Encumbrances; or (ii) any representation or warranty of Seller contained in this Agreement is or, as of the Closing Date, will be untrue, then Purchaser may promptly give Seller written notice of its objection thereto. In such event, Seller may elect to postpone the Closing for fourteen (14) days and attempt to cure such objection, provided that Purchaser may not object to the state of title of the Property on the basis of matters set out in Section 3.4 above. The parties acknowledge and agree that Seller shall have no obligation to cure any objection within (i) or (ii) above. If Purchaser fails to waive any such objection within ten (10) days after notice from Seller that Seller will not cure the objection, this Agreement will terminate automatically and Seller shall promptly direct the Title Company to return the Deposit to Purchaser, provided that Purchaser shall not be in default hereunder, and neither party shall have any liability to the other except for the Surviving Obligations.

11. Miscellaneous.

11.1 Entire Agreement. This Agreement, together with the Exhibits attached hereto, all of which are incorporated by reference, is the entire agreement between the parties with respect to the subject matter hereof, and no alteration, modification or interpretation hereof shall be binding unless in writing and signed by both parties.

11.2 Severability. If any provision of this Agreement or application to any party or circumstances shall be determined by any court of competent jurisdiction to be invalid and unenforceable to any extent, the remainder of this Agreement or the application of such provision to such person or circumstances, other than those as to which it is so determined invalid or unenforceable, shall not be affected thereby, and each provision hereof shall be valid and shall be enforced to the fullest extent permitted by law.

11.3 Applicable Law. THIS AGREEMENT SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS.

11.4 Assignability. Except for an assignment to a wholly owned subsidiary of Purchaser or to an entity to which Purchaser acts as the investment advisor (for which Seller’s consent shall not be required), with seven (7) days prior written notice to Seller, Purchaser may not assign this Agreement without first obtaining Seller’s written consent. Any assignment in contravention of this provision shall be void. No assignment shall release the Purchaser herein named from any obligation or liability under this Agreement. Any assignee shall be deemed to have made any and all representations and warranties made by Purchaser hereunder, as if the assignee were the original signatory hereto. If Purchaser requests Seller’s written consent to any assignment, Purchaser shall (1) notify Seller in writing of the proposed assignment; (2) provide Seller with the name and address of the proposed assignee; (3) provide Seller with financial information including financial statements of the proposed assignee; and (4) provide Seller with a copy of the proposed assignment.

11.5 Successors Bound. This Agreement shall be binding upon and inure to the benefit of Purchaser and Seller and their respective successors and permitted assigns.

11.6 Breach. Should either party be in breach of or default under or otherwise fail to comply with any of the terms of this Agreement, except as otherwise provided in this Agreement, the complying party shall have the option to cancel this Agreement upon ten (10) days written notice to the other party of the alleged breach, default or failure by such other party to cure such breach within such ten (10) day period. The non-defaulting party shall promptly notify the defaulting party in writing of any such alleged breach, default or failure upon obtaining knowledge thereof. The Closing Date shall be extended to the extent necessary to afford the defaulting party the full ten-day period within which to cure such breach, default or failure; provided, however, that the failure or refusal by a party to perform on the scheduled Closing Date (except in respect of a Pending Default by the other party) shall be deemed to be an immediate default without the necessity of notice; and provided further, that if the Closing Date shall have been once extended as a result of default by a party, such party shall be not be entitled to any further notice or cure rights with respect to that or any other default. For purposes of this Section 11.6, a “Pending Default” shall be a default for which (i) written notice was given by the non-defaulting party, and (ii) the ten (10) day cure period extends beyond the scheduled Closing Date.

11.7 No Public Disclosure. Neither Seller nor Purchaser shall make any public disclosure of the terms of this transaction, either before or after Closing, without the prior written consent of the other, except that Purchaser may discuss the transaction in confidence with proposed joint venturers or prospective mortgagees or otherwise as required by applicable law and Seller may discuss and disclose the transaction with its partners, lenders, investors, and investment advisors.

11.8 Captions. The captions in this Agreement are inserted only as a matter of convenience and for reference and in no way define, limit or describe the scope of this Agreement or the scope or content of any of it provisions.

11.9 Attorneys’ Fees. In the event of any litigation arising out of this Agreement, the prevailing party shall be entitled to reasonable attorneys’ fees and costs.

11.10 No Partnership. Nothing contained in this Agreement shall be construed to create a partnership or joint venture between the parties or their successors in interest.

11.11 Time of Essence. Time is of the essence in this Agreement.

11.12 Counterparts. This Agreement may be executed and delivered in any number of counterparts, each of which so executed and delivered shall be deemed to be an original and all of which shall constitute one and the same instrument.

11.13 Recordation. Purchaser and Seller agree not to record this Agreement or any memorandum hereof.

11.14 Proper Execution. The submission by Seller to Purchaser of this Agreement in unsigned form shall be deemed to be a submission solely for Purchaser’s consideration and not for acceptance and execution. Such submission shall have no binding force and effect, shall not constitute an option, and shall not confer any rights upon Purchaser or impose any obligations upon Seller irrespective of any reliance thereon, change of position or partial performance. The submission by Seller of this Agreement for execution by Purchaser and the actual execution and delivery thereof by Purchaser to Seller shall similarly have no binding force and effect on Seller unless and until Seller shall have executed this Agreement and the Deposit shall have been received by the Title Company and a counterpart thereof shall have been delivered to Purchaser.

11.15 Tax Protest. If, as a result of any tax protest or otherwise, any refund is paid or reduction of any real property or other tax or assessment is made available relating to the Property with respect to any period for which, under the terms of this Agreement, Seller is responsible, Seller shall be entitled to receive or retain such refund or the benefit of such reduction, less the equitable prorated costs of collection.

11.16 Survival and Limitation of Representations and Warranties; Seller’s Knowledge. The representations and warranties set forth in this Agreement are made as of the date of this Agreement and are remade as of the Closing Date and Section 5.1 shall survive the Closing but written notification of any claim arising therefrom must be received by Seller within nine (9) months of the Closing Date or such claim shall be forever barred and Seller shall have no liability with respect thereto. The aggregate liability of Seller for breach of any representations and warranties shall not exceed $500,000; and recovery of actual damages up to that amount is Purchaser’s sole and exclusive remedy for any such breach; provided, however, Seller shall have no liability to Purchaser for matters disclosed by Seller or discovered by Purchaser prior to Closing. For matters disclosed or discovered prior to Closing, Purchaser’s sole rights and remedies shall be as set forth in Section 10.3. Whenever a representation or warranty is made in this Agreement on the basis of the best knowledge of Seller, such representation and warranty is made with the exclusion of any facts otherwise known or disclosed to Purchaser (provided, if Purchaser obtains knowledge of a fact or condition that would otherwise make a representation or warrant of Seller untrue, but for this provision, for purposes of Section 5.4 only, such representation shall not be deemed to be correct), and is made solely on the basis of the actual knowledge without inquiry or investigation of Clay Duvall, the person with the general partner of Seller having responsibility for the management and sale of the Property.

11.17 Time to Execute and Deliver. This Agreement shall be void if one fully executed original is not received by Seller on or before 5:00 p.m. C.D.T. on July     , 2007.

11.18 No Processing. Without Seller’s prior written consent, until the Closing, Purchaser shall not make any application to any governmental agency for any permit, approval, license or other entitlement for the Property or the use or development thereof.

11.19 Calculation of Time Periods. Unless otherwise specified, in computing any period of time described herein, the day of the act or event after which the designated period of time begins to run is not to be included and the last day of the period so computed is to be included at, unless such last day is a Saturday, Sunday or legal holiday for national banks in the location where the Property is located, in which event the period shall run until the end of the next day which is neither a Saturday, Sunday, or legal holiday. The last day of any period of time described herein shall be deemed to end at 5:00 p.m. Dallas, Texas time.

11.20 Section 1031 Exchange. Either party may consummate the purchase or sale (as applicable) of the Property as part of a so-called like kind exchange (an “Exchange”) pursuant to § 1031 of the Code, provided that: (a) the Closing shall not be delayed or affected by reason of the Exchange nor shall the consummation or accomplishment of an Exchange be a condition precedent or condition subsequent to the exchanging party’s obligations under this Agreement, (b) the exchanging party shall effect its Exchange through an assignment of this Agreement, or its rights under this Agreement, to a qualified intermediary, (c) neither party shall be required to take an assignment of the purchase agreement for the relinquished or replacement property or be required to acquire or hold title to any real property for purposes of consummating an Exchange desired by the other party; (d) the exchanging party shall pay any additional costs that would not otherwise have been incurred by the non-exchanging party had the exchanging party not consummated the transaction through an Exchange; and (e) the non-exchanging party shall not be required to execute any documents in connection with the Exchange other than a simple consent. Neither party shall by this Agreement or acquiescence to an Exchange desired by the other party have its rights under this Agreement affected or diminished in any manner or be responsible for compliance with or be deemed to have warranted to the exchanging party that its Exchange in fact complies with §1031 of the Code.

11.21 Limitation of Liability. Purchaser hereby acknowledges and agrees that in no event shall any limited partner of Seller ever be liable to Purchaser as a result of a breach of this Agreement, and Purchaser agrees to look solely to Seller or the general partner of Seller for satisfaction of any claim, loss or damage, even if Seller is hereinafter dissolved.

11.22 Prohibited Persons and Transactions. Each of Seller and Purchaser represents to the other that neither it, nor any of its respective partners, members, shareholders or other equity owners, is, nor will they become, a person or entity with whom United States persons or entities are restricted from doing business under regulations of the Office of Foreign Asset Control (“OFAC”) of the Department of the Treasury (including those named on OFAC’s Specially Designated and Blocked Persons List) or under any statute, executive order (including the September 24, 2001 Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action, and is not and will not engage in any dealings or transactions or be otherwise associated with such persons or entities.

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IN WITNESS WHEREOF, Purchaser and Seller have executed this Agreement on the date set forth below, effective as of the date set forth above.

SELLER	PCCP LINCOLN PLANO CORPORATE CENTER, L.P.,
a Delaware limited partnership

	By:	PCCP LINCOLN PLANO GP, LLC,
a Delaware limited liability company, its
General Partner

		By:	PCCP LINCOLN PLANO CORPORATE CENTER, LLC, a Delaware limited liability company, its Sole Member

Date: July 18, 2007	By:	/s/ Clay Duvall Clay Duvall, Vice President

PURCHASER	KBS CAPITAL ADVISORS LLC,
a Delaware limited liability company

Date: July 18, 2007	By:	/s/ Authorized Signatory
Name
Title

An original, fully executed copy of this Agreement, together with the Deposit, has been received by the Title Company this 18th day of July, 2007, and by execution hereof the Title Company hereby covenants and agrees to be bound by the terms of this Agreement.

REPUBLIC TITLE OF TEXAS, INC.

By:	/s/ Authorized Signatory
Name:
Title: